Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

Our Consolidated Financial Statements are listed in the Index to Consolidated Financial Statements and Financial Statement Schedule filed as part of this Form 10-K.

Quarterly Results of Operations

The following table presents selected unaudited financial data for each quarter of fiscal 2008 and 2007. Consistent with prior years, we report interim quarters, other than fourth quarters which always end on December 31, on a 13-week basis ending on the last Sunday within such period. The interim quarter ends are determined at the beginning of each year based on the 13-week quarters.  The 2008 interim quarter ends were March 30, June 29, and September 28. The 2007 interim quarter ends were April 1, July 1, and September 30. For ease of reference, we report these interim quarter ends as March 31, June 30, and September 30 in our interim condensed consolidated financial statements.  As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160.

Although unaudited, this information has been prepared on a basis consistent with our audited Consolidated Financial Statements and, in the opinion of our management, reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of this information in accordance with accounting principles generally accepted in the United States. Such quarterly results are not necessarily indicative of future results of operations and should be read in conjunction with our audited Consolidated Financial Statements and the notes thereto.

	Fiscal 2008					Fiscal 2007
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
	(in thousands, except per share data)					(in thousands, except per share data)
Net sales	$102,307	$114,449	$115,709	$110,344	$442,809	$99,166	$98,769	$97,718	$106,822	$402,475
Gross profit	42,626	47,730	46,083	40,155	176,594	43,695	42,245	35,894	35,677	157,511
Net (loss) income attributable to Veeco	(2,296)	3,471	(2,413)	(72,742)	(75,191)	293	(3,053)	(6,371)	(10,079)	(19,210)
Net (loss) income per common share attributable to Veeco	$(0.07)	$0.11	$(0.08)	$(2.31)	$(2.40)	$0.01	$(0.10)	$(0.20)	$(0.32)	$(0.62)
Diluted net (loss) income per common share attributable to Veeco	$(0.07)	$0.11	$(0.08)	$(2.31)	$(2.40)	$0.01	$(0.10)	$(0.20)	$(0.32)	$(0.62)
Weighted average shares outstanding	31,161	31,255	31,458	31,500	31,347	30,899	30,926	31,100	31,128	31,020
Diluted weighted average shares outstanding	31,161	31,590	31,458	31,500	31,347	31,281	30,926	31,100	31,128	31,020

During the first quarter of 2008, we recognized a restructuring charge of $2.9 million, primarily for lease-related costs associated with the consolidation of our Corporate headquarters into our Plainview, New York facility and personnel severance, and an asset impairment charge of $0.3 million. During the third quarter of 2008, we recognized an additional restructuring charge of $4.1 million, consisting of $3.7 million associated with the acceleration of equity awards and other severance costs resulting from the mutually agreed termination of the employment agreement of the Company’s former CEO, as well as $0.4 million for severance and lease-related charges in Metrology. During the fourth quarter of 2008, we recognized an additional restructuring charge of $3.6 million related to personnel severance costs and lease-related commitments, as well as an asset impairment charge of $73.0 million, consisting of $52.3 million related to goodwill and $20.7 million related to long-lived assets, and a $2.9 million inventory write-off associated with legacy products in Metrology. These charges were partially offset by a $3.8 million net gain on the early extinguishment of 4.125% convertible subordinated notes.

During the first quarter of 2007, we recorded a net gain on the extinguishment of debt of $0.7 million, resulting from the repurchase of $56.0 million of our of 4.125% convertible subordinated notes.

During the second quarter of 2007, in conjunction with a cost reduction plan, we recognized a restructuring charge of approximately $1.5 million. During the third quarter of 2007, we recognized an additional charge of $0.5 million related to this plan. During the fourth quarter of 2007, we recognized additional restructuring expense of $4.7 million, as well as an asset impairment charge of $1.1 million and an inventory write-off of $4.8 million.

A variety of factors influence the level of our net sales in a particular quarter including economic conditions in the HB-LED, solar, data storage and semiconductor industries, the timing of significant orders, shipment delays, specific feature requests by customers, the introduction of new products by us and our competitors, production and quality problems, changes in material costs, disruption in sources of supply, seasonal patterns of capital spending by customers, and other factors, many of which are beyond our control. In addition, we derive a substantial portion of our revenues from the sale of products which have an average selling price in excess of $750,000. As a result, the timing of recognition of revenue from a single transaction could have a significant impact on our net sales and operating results in any given quarter.